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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   SCHEDULE 13G/A

                      Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                          Splash Technology Holdings, Inc.
                                 (Name of Issuer)

                                   Common Stock
                          (Title of Class of Securities)

                                   848623-10-4
                                  (CUSIP Number)

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

           (Continued on following page(s))


                           Page 1 of 5 Pages
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CUSIP No. 848623-10-4                 13G/A                  Page 2 of 5 Pages


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(1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
    Persons

    Radius Inc.   68-0101300
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(2) Check the Appropriate Box if a Member                  (a)  / /
    of a Group*                                            (b)  / /

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(3) SEC Use Only

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(4) Citizenship or Place of Organization

    California, USA
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Number of Shares              (5) Sole Voting Power
 Beneficially                     704,252
 Owned by                         --------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                                  --------------------------------------------
                              (7) Sole Dispositive Power
                                  704,252
                                  --------------------------------------------
                              (8) Shared Dispositive Power

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(9) Aggregate Amount Beneficially Owned by Each Reporting  Person

    704,252
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)

     5.1% as of December 31, 1997
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(12) Type of Reporting Person*

     CO
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                    *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                    Page  3 of  5  Pages

ITEM 1(A).  NAME OF ISSUER

            Splash Technology Holdings, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            55 Del Rey Ave., Sunnyvale, CA 94086
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ITEM 2(A).  NAME OF PERSON(S) FILING

            Radius Inc.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            215 Moffett Park Drive, Sunnyvale, CA 94089
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ITEM 2(C).  CITIZENSHIP

            California, USA
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
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ITEM 2(E).  CUSIP NUMBER

            848623-10-4
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the
              Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)
             (ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
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                                                       Page  4 of  5  Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        704,252
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    (b) Percent of Class:

        5.1% as of December 31, 1997
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    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              704,252
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         (ii) shared power to vote or to direct the vote

              ----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              704,252
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         (iv) shared power to dispose or to direct the disposition of

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

         As of February 13, 1998

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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                                                       Page  5 of  5 Pages

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 18, 1998
                                       ---------------------------------
                                       (Date)

                                       /s/
                                       ---------------------------------
                                       (Signature)

                                       Henry V. Morgan, CFO
                                       ---------------------------------
                                       (Name/Title)